Exhibit 99.1
DATE: February 16, 2010
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES SALE OF HER OPTION® GLOBAL ENDOMETRIAL ABLATION PRODUCT LINE
MINNEAPOLIS, February 16, 2010 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today announced the divestiture of its Her Option® Global Endometrial Ablation product line to Cooper Surgical, a subsidiary of the Cooper Companies (NYSE: COO) for $20.5 million. The final sale price is subject to adjustment based on working capital balances at the time of sale.
“As with the Ovion divestiture, this transaction will allow us to focus our resources on addressing unmet needs in our established pelvic health markets while maximizing the return to our shareholders for this non-strategic asset. Importantly, Cooper Surgical is a leader in the in-office gynecology market and thus physicians and patients should continue to utilize this treatment with confidence that Cooper Surgical is committed to this product line moving forward,” stated Tony Bihl, Chief Executive Officer. “We look forward to working with Cooper Surgical to effect a timely and efficient transition that is seamless for all Her Option® physicians and patients.”
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure incontinence, erectile dysfunction, benign prostate hyperplasia (BPH), pelvic floor repair and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 335,000 patients in 2009.
Forward-Looking Statements
Statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current beliefs, expectations and certain assumptions and involve risks and uncertainties which could cause actual results to differ materially from those contained in such statements. These risks and uncertainties include statements relating to market and future sales opportunities and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009, and its other SEC filings. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2008 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Anthony Bihl
President and Chief Executive Officer
952-930-6334
Tony.Bihl@AmericanMedicalSystems.com